Exhibit 10.27

Execution Copy

MASTER MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

Residential Mortgage Loans and Home Equity Loans /Lines of Credit

between

GMAC BANK

“Seller”

and

GMAC MORTGAGE, LLC

“Purchaser”

Amended and Restated as of

[July 1, 2008]

MASTER MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

(Mortgage Loans and Home Equity Loans/Lines of Credit-Flow Delivery)

MASTER MORTGAGE LOAN PURCHASE AND SALE AGREEMENT (the “Agreement”), amended and restated as of [July 1, 2008] is by and between GMAC BANK, an industrial bank, with its principal office at 6985 Union Park Center, Suite 435, Midvale, Utah 84047 (“Seller”), and GMAC MORTGAGE, LLC, a Delaware limited liability company with offices at 1100 Virginia Drive, Fort Washington, Pennsylvania 19034 (“Purchaser”).

RECITALS

1. Seller is engaged in, inter alia, the purchase and sale of Mortgage Loans (as hereinafter defined);

2. Seller desires to sell, from time to time, and Purchaser desires to purchase, from time to time, all right, title, and interest in and to certain Mortgage Loans in accordance with the terms and conditions of this Agreement. This Agreement shall apply to every sale transaction and transfer between Purchaser and Seller with respect to Mortgage Loans, except as otherwise agreed by the parties; and

3. Under Federal Reserve System Regulation W (12 CFR §223.1 et. seq.), the Seller and the Purchaser are affiliates of each other. The Seller and Purchaser intend that this Agreement comply with requirements of Sections 23A and 23B of the Federal Reserve Act (12 USC §221 et. seq.) and with implementing federal regulations.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

All words or phrases defined in this Article I (except as herein otherwise expressly provided or unless the context otherwise requires) shall, for the purposes of this Agreement, have the respective meanings specified in this Article.

1.1 Affiliate means with respect to any party hereto, any person or entity which controls, is controlled by, or is under common control with, such party.

1.2 Agencies means Fannie Mae and Freddie Mac, or any successor organizations thereto.

1.3 Agreement means this Master Mortgage Loan Purchase and Sale Agreement, as amended and restated, and all exhibits, schedules, amendments and supplements attached hereto, and any written amendments or modifications hereto signed by both Seller and Purchaser.

1.4 Applicable Law means (a) all federal, state and local legal and regulatory requirements (including statutes, rules regulations and ordinances) applicable to the Bank, (b) all other requirements and guidelines of FDIC, The Utah Department of Financial Institutions, and any other governmental body or officer having jurisdiction over the Bank, (c) all judicial and administrative judgments, orders, stipulations, awards, writs and injunctions applicable to the Bank and (d) the Bank’s Affiliate Transaction Policy, as it may be amended from time to time.

1.5 Assignment of Mortgage means an assignment of all of Seller’s right, title and interest in and to a Mortgage, in a form acceptable to Purchaser, to be executed by Seller in connection with each Mortgage Loan purchased hereunder in the event such Mortgage Loan is not registered on the MERS® System.

1.6 Business Day means a day of the week other than Saturday, Sunday, or a day which is a legal holiday or a bank holiday in the Commonwealth of Pennsylvania or the State of Utah.

1.7 Closing Date means, with respect to each purchase of Mortgage Loans hereunder, the date on which such purchase shall occur and the applicable Purchase Price shall be paid, all as specified in the related Confirmation.

1.8 Confirmation means a written confirmation letter delivered by Purchaser to Seller which shall provide, with respect to a purchase of Mortgage Loans hereunder, a Mortgage Loan Schedule, the Purchase Price to be paid by Purchaser for each Mortgage Loan to be purchased, additional terms and conditions pertaining to the purchase of Mortgage Loans, and the scheduled Closing Date. A form of Confirmation is attached hereto as Exhibit A.

1.8A Construction Loan means a First Lien Mortgage Loan for the purpose of construction or substantial rehabilitation of real property that, upon completion of the construction or rehabilitation, converts to a permanent First Lien Mortgage Loan.

1.9 Cost Basis means, with respect to a Mortgage Loan, its net carrying value, as defined by accounting principles generally accepted in the United States of America (as amended) to include without limitation the unpaid principal balance of such Mortgage Loan, plus or minus any premium or discount paid, net deferral fees or costs, accrued interest and basis adjustments from derivative loan commitments, hedge accounting or lower of cost or market adjustments.

1.10 Cutoff Date means, with respect to a purchase of Mortgage Loans, the last Business Day of the month preceding the month in which the Closing Date occurs.

1.11 First Lien Mortgage Loan means an individual Mortgage Loan which is secured by a Mortgage that creates a first priority lien upon the related Mortgaged Property, including without limitation a Construction Loan or a Lot Loan.

1.12 FDIC. FDIC means the Federal Deposit Insurance Corporation.

1.12A Lot Loan means a First Lien Mortgage Loan, for which the Mortgaged Property consists of unimproved real property.

1.13 Market Value means, with respect to a Second Lien Mortgage Loan, the market value of such Second Lien Mortgage Loan, as determined by the Seller with reference to independent pricing sources.

1.14 MERS means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

1.15 MERS® System means the system of recording transfers of Mortgages electronically maintained by MERS.

1.16 Mortgage means a valid and enforceable mortgage, deed of trust, or other security instrument creating a first or second lien, as applicable, upon described real property improved by a one-to-four family dwelling which secures a Mortgage Note.

1.17 Mortgage File means the Mortgage Loan Documents, records and other items pertaining to a particular Mortgage Loan. Except to the extent required by Applicable Law, the Mortgage File may be retained in microfilm, microfiche, optical storage or magnetic media in lieu of hard copy.

1.18 Mortgage Loan means an individual mortgage loan, home equity line of credit or home equity loan which is secured by an interest in residential (1 to 4 family) real estate, as well as Construction and Lot Loans which are subject to purchase commitment under this Agreement.

1.19 Mortgage Loan Documents means the Mortgage Notes, Mortgages and all accompanying instruments, insurance policies, if applicable, evidence of compliance with Applicable Law, and other writings that document, evidence or relate to the Mortgage Loans purchased hereunder which include, without limitation, all documents required to be delivered by Seller to Purchaser pursuant to the terms of this Agreement and the related Confirmation.

1.20 Mortgage Note means a written promise by a Mortgagor to pay a sum of money at a stated interest rate during a specified term that evidences a Mortgage Loan.

1.21 Mortgage Loan Schedule means a list of Mortgage Loans to be purchased by Purchaser, as may be supplemented or amended from time to time, and which is attached as an Exhibit to the Confirmation.

1.22 Mortgaged Property means the real property and any improvements subject to a Mortgage, constituting security for repayment of the debt evidenced by the related Mortgage Note.

1.23 Mortgagor means the Mortgagor on a Mortgage Note.

1.24 Purchase Price means (a) with respect to a First Lien Mortgage Loan, the Cost Basis associated with such First Lien Mortgage Loan, and (b) with respect to a Second Lien Mortgage Loan, the Market Value for such Second Lien Mortgage Loan.

1.25 Second Lien Mortgage Loan means an individual Mortgage Loan which is (a) secured by a Mortgage that creates a second priority lien upon the related Mortgaged Property and/or (b) a home equity line of credit.

1.26 Wire Transfer means (a) a bank wire transfer of immediately available funds or (b) an ACH transaction resulting in availability of funds on the same date as would have been the case had a bank wire transfer of immediately available funds been employed.

ARTICLE II

Sale and Delivery of Mortgage Loans

2.1 Commitment. Seller hereby confirms its agreement to sell, and Purchaser confirms its agreement to purchase, on a non-recourse basis, from time to time during the term of this Agreement, on a mandatory delivery basis, any and all Mortgage Loans to be originated or acquired by Seller that are classified on the balance sheet of the Seller as “held for sale” or with respect to Construction and Lot Loans, held in any balance sheet category. Such Mortgage Loans will be sold by Seller at the applicable Purchase Price as whole loans, subject to the terms and conditions of this Agreement. Mortgage Loans may be sold on a servicing-retained or servicing-released basis, as specified in the applicable Mortgage Loan Schedule and Confirmation.

2.2 Offer and Acceptance.

(a) Seller shall provide Purchaser with access to loan-level information relating to Seller’s inventory of mortgage loans held for sale. Such access will be provided solely for the purposes of facilitating Purchaser’s evaluation of mortgage loans for purchase by Purchaser. Access will be provided subject to Applicable Law and regulations pertaining to consumer privacy, including without limitation, the Gramm-Leach-Bliley Act.

(b) With respect to Mortgage Loans from time to time during the term of this agreement, Purchaser shall notify Seller of Purchaser’s intent to purchase Mortgage Loans pursuant to the commitment set forth in Section 2.1 of this Agreement. Such notice shall be accompanied by a proposed Mortgage Loan Schedule and Confirmation. Seller may consent to the consummation of the transaction by electronic acceptance of the Confirmation in accordance with the requirement of Section 2.2(d) of this agreement.

(c) On or about June 15th of each calendar year, Seller may elect to provide Purchaser with a report listing all Mortgage Loans subject to the Commitment set forth in Section 2.1 above that have aged for a period of one hundred and eighty (180) days or more (“Aged Mortgage Loans). Purchaser will promptly purchase each such Aged Mortgage Loan for the Purchase Price, calculated as of the preceding month-end plus accrued interest to the transfer date.

(d) Notwithstanding anything contained in Section 8.4 of this Agreement, it is understood and agreed that (i) Purchaser may transmit notices, proposed Mortgage Loan Schedules and Confirmations to Seller by e-mail to the attention of Seller’s designated Mortgage Loan Operations Officer, and (ii) Seller may transmit its acceptance of any Confirmation by e-mail to the attention of Purchaser’s designated Capital Markets Trading Officer.

(e) Purchaser agrees that it shall not use adverse selection procedures in its selection of Mortgage Loans for purchase hereunder.

(f) With respect to First Lien Mortgage loans, from time to time Seller will provide Purchaser with a report listing all Mortgage Loans subject to the Commitment set forth in Section 2.1 above that have been delinquent for a period of sixty (60) days or more as of the date of such report (“Delinquent First Mortgage Loans). Purchaser will promptly purchase each such Delinquent First Mortgage Loan for the Purchase Price, calculated as of the preceding month-end.

2.3 [RESERVED]

2.4 Closing.

(a) Prior to each Closing Date, Purchaser shall prepare a final Mortgage Loan Schedule detailing the Mortgage Loans to be purchased on the Closing Date.

(b) On each Closing Date hereunder, subject to, and upon the terms and conditions of, this Agreement, Seller shall sell, transfer, assign, transfer, convey and deliver to Purchaser, on a servicing-retained or servicing-released basis, as applicable, and Purchaser shall purchase, all right, title and interest in and to the Mortgage Loans.

(c) On the Closing Date, the Purchaser shall deposit funds in an amount equal to the Purchase Price by Wire Transfer, (i) in accordance with the terms of any bailee letter delivered to Purchaser by Seller, (ii) in the absence of any such bailee letter, to a bank account to be designated in writing by Seller, or (iii) as otherwise agreed upon in writing by the parties.

(d) Upon payment of the Purchase Price, title to the Mortgage Loans, Mortgage Loan Documents, and all rights, benefits, collateral, payments, recoveries, proceeds and obligations arising from or in connection with the Mortgage Loans shall vest in Purchaser.

2.5 Computation; Adjustment. It is understood and agreed that:

(a) All wiring instructions and Purchase Price information necessary to effect payment of the Purchase Price shall be provided to Purchaser at least two Business Days prior to the date of payment.

(b) If the principal balance of any of the Mortgage Loans used in computing the payment of the Purchase Price shall be found to be incorrectly computed, the Purchase Price shall be promptly and appropriately adjusted and payment promptly made by the appropriate party.

ARTICLE III

General Representations and Warranties of Seller

As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants as follows, as of each Closing Date:

3.1 Due Organization and Good Standing. The Seller is an industrial bank duly organized, validly existing and in good standing under the laws of the State of Utah during the time of its activities with respect to the Mortgage Loans.

3.2 Authority and Capacity. Seller has all requisite power, authority and capacity to enter into this Agreement and to perform the obligations required of it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have each been duly and validly authorized by all necessary action. This Agreement constitutes the valid and legally binding agreement of Seller enforceable in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance.

3.3 Effective Agreement. The execution, delivery and performance of this Agreement by Seller, its compliance with the terms hereof and consummation of the transactions contemplated hereby (assuming receipt of the various consents required pursuant to this Agreement) will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its organizational documents, or any instrument or agreement to which it is a party or by which it is bound or which affects the Mortgage Loan, or under Applicable Law.

3.4 Compliance with Contracts and Regulations. Prior to each Closing Date, Seller will have complied with all material obligations under all contracts to which it was a party, and under Applicable Law, to the extent that such obligations might affect any of the Mortgage Loans being purchased by Purchaser hereunder. Seller has done and Seller will do, no act or thing which may adversely affect the Mortgage Loans.

3.5 Sale Treatment. The sale of each Mortgage Loan shall be reflected on Seller’s balance sheet and other financial statements as a sale of assets by Seller, Seller will not take any action or omit to take any action which would cause the transfer of the Mortgage Loans to Purchaser to be treated as anything other than a sale to Purchaser of all of Seller’s right, title and interest in and to each Mortgage Loan.

3.6 Litigation; Compliance with Laws. There is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding which might materially affect any of the Mortgage Loans. Additionally, there is no litigation, proceeding or governmental investigation existing or pending or, to the knowledge of Seller threatened, or any order, injunction or decree outstanding against or relating to Seller, that has not been disclosed by Seller to Purchaser or its counsel in writing prior to the execution of this Agreement, which could have a material adverse effect upon the Mortgage Loans, nor does Seller know of any basis for any such litigation, proceeding, or governmental investigation. Seller has not violated any applicable law, regulation, ordinance, order, injunction or decree, or any other requirement of any governmental body or court, which may materially affect any of the Mortgage Loans or the Servicing.

3.7 Compliance. The sale, transfer, assignment and conveyance of the Mortgage Loans by Seller to Purchaser pursuant to this Agreement does not and shall not violate Applicable Law or the terms of any license held by Seller.

ARTICLE IV

[RESERVED]

ARTICLE V

Representations and Warranties of Purchaser

As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants as follows, as of each Closing Date:

5.1 Due Organization and Good Standing Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. To the extent required by Applicable Law, Purchaser is properly licensed and qualified to transact business in all appropriate jurisdictions.

5.2 Authority and Capacity. Purchaser has all requisite corporate power, authority and capacity to enter into this Agreement and to perform the obligations required of it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have each been duly and validly authorized by all necessary corporate action. This Agreement constitutes the valid and legally binding agreement of the Purchaser enforceable in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance.

5.3 Effective Agreement. The execution, delivery and performance of this Agreement by Purchaser, its compliance with the terms hereof and the consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its certificate of incorporation, bylaws, or any instrument or agreement to which it is a party or by which it is bound.

5.4 Litigation. There is no action, suit or proceeding or investigation pending, or to Purchaser’s knowledge, threatened, against Purchaser that, if determined adversely to Purchaser, would adversely affect the sale of the Mortgage Loans, the execution, delivery or enforceability of this Agreement.

5.5 Consent. No consent, approval, authorization or order of any court or governmental authority is required for the execution and delivery of this Agreement by Purchaser or for the performance by Purchaser of its obligations hereunder, other than such consent, approval, authorization or order as has been or will be obtained prior to each Closing Date.

5.6 Agency Approval. Purchaser is an approved seller/servicer for the Agencies in good standing and is a mortgagee approved by the Secretary of the U.S. Department of Housing and Urban Development pursuant to Section 203 of the National Housing Act.

ARTICLE VI

Remedies

6.1 Indemnification by Seller. Seller shall indemnify and hold Purchaser harmless from and shall reimburse Purchaser for any losses, damages, deficiencies, claims, causes of action or expenses of any nature (including reasonable attorneys’ fees and expenses) incurred by Purchaser and arising after the Closing Date which result from any material breach of any representation, warranty or covenant made by Seller under this Agreement.

6.2 Indemnification by Purchaser. Purchaser shall indemnify and hold Seller harmless from and shall reimburse Seller for any losses, damages, deficiencies, claims, causes of action or expenses of any nature (including reasonable attorneys’ fees and expenses) incurred by Seller and arising after the Closing Date which result from any material breach of any representation, warranty or covenant made by Purchaser under this Agreement.

6.3. Notice of Claim. If any action is brought against any person entitled to indemnification pursuant to Section 6.1 or Section 6.2 (a “Claimant”) in respect of a claim under Section 6.1 or Section 6.2, as applicable (an “Indemnifiable Claim”), the Claimant shall promptly notify Purchaser or Seller, as the case may be, in writing of the institution of such action (but the failure so to notify shall not relieve Seller or Purchaser, as the case may be (the “Indemnifying Party”) from any liability the Indemnifying Party may have except to the extent such failure materially prejudices the Indemnifying Party). Unless otherwise agreed to by the Seller or Purchaser, as the case may be, the Indemnifying Party shall assume and direct the defense of such action, including the employment of counsel, and all fees, costs and expenses incurred in connection with defending or settling the Indemnifiable Claim shall be borne solely by the Indemnifying Party; provided, however, that such counsel shall be satisfactory to the Claimant in the exercise of its reasonable judgment and that the Indemnifying Party shall not compromise any claim without the prior written consent of the Claimant, which consent shall not be unreasonably withheld. If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Claimant of its intention to do so, and the Claimant agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, defense against, any such asserted liability. Notwithstanding an election by the Indemnifying Party to assume the defense of such action or proceeding, the Claimant shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (a) the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest; (b) the defendants in, or targets of, any such action or proceeding include both a Claimant and the Indemnifying Party, and the Claimant shall have reasonably concluded that there may be legal defenses available to it or to other Claimants which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of the Claimant); or (c) the Indemnifying Party shall authorize the Claimant to employ separate counsel at the expense of the Indemnifying Party. All costs and expenses incurred in connection with a Claimant’s cooperation shall be borne by the Indemnifying Party. In any event, the Claimant shall have the right at its own expense to participate in the defense of such asserted liability.

6.4 Limitation of Liability. In no event will either Purchaser or Seller be liable to the other party to this Agreement for incidental or consequential damages, including, without limitation, loss of profit or loss of business or business opportunity, regardless of the form of action whether in contract, tort or otherwise.

ARTICLE VII

Termination

7.1 Termination without Cause. Seller may terminate this Agreement without cause on thirty (30) days prior written notice (such notice in compliance with Section 10.5 below) to the Purchaser. Following the effective date of such termination without cause, Purchaser will purchase Mortgage Loans subject to the terms and conditions of any outstanding Confirmation issued prior to such effective date.

7.2 Termination for Cause. Notwithstanding anything to the contrary contained herein, either Seller or Purchaser (as applicable, the “Terminating Party”) shall have the right to immediately terminate this Agreement for cause. For purposes of this section 7.2, “cause” shall include any of the following:

(a) the other party’s breach of any of the representations, warranties and/or covenants contained in this Agreement;

(b) the filing of a petition for relief by or against Purchaser, under the U.S. Bankruptcy Code or any other applicable insolvency or reorganization statute;

(c) institution of any receivership or conservatorship with respect to Seller, including without limitation receivership or conservatorship imposed by the FDIC;

(d) the other party’s admission in writing of its inability to pay its debts generally as they become due;

(e) termination of the other party’s status as an approved FHA mortgagee;

(f) any event which, in the Seller’s reasonable discretion, constitutes a material, adverse change in the Purchaser’s financial condition; and/or

(g) Seller’s termination for cause of any Correspondent Agreement or Client Agreement between Purchaser and Seller.

7.3 Effect of Termination. Upon termination of this Agreement under section 7.2 above, the Terminating Party shall have no further obligation to purchase or sell Mortgage Loans hereunder, as the case may be, and this Agreement shall be null and void and have no further force and effect except for those provisions identified in Section 8.3 of this Agreement, which provisions shall survive any such termination and continue in effect thereafter.

ARTICLE VIII

Miscellaneous

8.1 Costs and Expenses. Except as specifically provided to the contrary in this Agreement, Purchaser and Seller shall each bear its own accounting, legal and related costs and expenses in connection with the negotiation and preparation of this Agreement and the performance by each of Purchaser and Seller of its respective obligations arising under this Agreement.

8.2 Confidentiality of Information. Seller and Purchaser and their Affiliates shall, and shall cause their respective directors, officers, employees and authorized representatives to, hold in strict confidence and not use or disclose to any other party except their respective Affiliates without the prior written consent of the other party all information concerning customers or proprietary business procedures, fees or prices, policies or plans of the other party or any of its affiliates received by them from the other party in connection with the transactions contemplated hereby.

8.3 Survival. Each party hereto covenants and agrees that the representations and warranties, covenants and obligations contained in Articles III through VI of this Agreement shall survive the execution hereof, and the Closing Date, and any inspection, investigation, or determination made by, or on behalf of, either party, and expiration or termination of this Agreement, for a period of two (2) years from the applicable Closing Date.

8.4 Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier, or mailed by certified mail, return receipt requested, postage prepaid, or transmitted by facsimile and confirmed by a similar mailed writing:

(a) If to the Purchaser, to:

GMAC Mortgage, LLC

1100 Virginia Drive

Ft. Washington, PA 19034

Attention: Chief Financial Officer

with a copy to:

GMAC Mortgage, LLC

1100 Virginia Drive

Ft. Washington, PA 19034

Attention: General Counsel

(b) If to Seller, to:

GMAC Bank

6985 Union Park Center, Suite 435

Midvale, Utah 84047

Attention: President

with copies to:

GMAC Bank

1100 Virginia Drive

Ft. Washington, PA 19034

Attention: Chief Operating Officer

and

GMAC Bank

1100 Virginia Drive

Ft. Washington, PA 19034

Attention: Office of the General Counsel

or to such other address as Purchaser or Seller shall have specified in writing to the other.

8.5 Applicable Law. The construction of this Agreement and the rights, remedies, and obligations arising by, under, through, or on account of it shall be governed by the internal laws of the State of Delaware (without regard to its conflicts of laws principles) except to the extent the same are preempted by the laws of the United States of America.

8.6 Jurisdiction and Venue. Purchaser and Seller mutually agree that any legal cause of action arising out of a dispute concerning this Agreement or the enforceability of any part thereof shall be subject to the jurisdiction of the United States District Court in and for the District of Delaware.

8.7 Integration. This Agreement constitutes a final and complete integration of the Agreement of the parties respecting the subject matter hereof, thereby superseding all previous oral or written agreements. There are no contemporaneous oral agreements.

8.8 Modification. This Agreement may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. Subject to the foregoing, any of the terms or conditions of this Agreement may be waived or modified at any time by the party entitled to the benefit thereof, but no such waiver, express or implied, shall affect or impair the right of the waiving party to require observance, performance, or satisfaction of either (1) the same term or condition as it applies on a subsequent or previous occasion or (2) any other term or condition hereof.

8.9 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto only. There shall be no third party beneficiaries hereof.

8.10 Construction. In construing the words of this Agreement, plural constructions shall include the singular, and singular constructions shall include the plural. The words “herein”, “hereof”, and other similar compounds of the word “here” shall mean and refer to this entire Agreement, not to any particular provision, section, or subsection of it.

8.11 Captions. Paragraph captions in this Agreement are for ease of reference only and shall be given no substantive or restrictive meaning or significance whatsoever.

8.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original regardless of whether all parties sign the same document. Regardless of the number of counterparts, they shall constitute only one agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

8.13 Attorneys’ Fees. If any action of law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party. Such fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose. Such fees shall be in addition to any other relief that may be awarded.

8.14 Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their successors and assigns, any rights, obligations, remedies or liabilities. No party may, or shall have the power to, assign this Agreement without the prior written consent of the other, except that Purchaser may assign this Agreement to an affiliated entity having all necessary resources to complete the transactions contemplated herein.

8.15 Incorporation of Exhibits. All Exhibits and Schedules attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, each of the undersigned parties to this Amended and Restated Master Mortgage Loan Purchase and Sale Agreement has caused this Amended and Restated Master Mortgage Loan Purchase and Sale Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

PURCHASER:

ATTEST:		GMAC MORTGAGE, LLC

By:	/s/ Jennifer J. Svitak	By:	/s/ James N. Young
	Jennifer J. Svitak	Name:	James N. Young
		Title:	Chief Financial Officer

SELLER:

ATTEST:		GMAC BANK

By:	/s/ Albert J. Celini	By:	/s/ Robert E. Groody
	Albert J. Celini, Senior Vice President	Name:	Robert E. Groody
		Title:	EVP & Chief Operating Officer

Exhibit “A”

FORM OF CONFIRMATION

Mortgage Loan Schedule

Purchase Price to be paid by Purchaser:

Terms and conditions:

Scheduled Closing Date.